UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 1, 2010, Cole Credit Property Trust III, Inc. (the “Company,” “we,” “us,” or “our”) entered into the Amended and Restated Advisory Agreement (the “Amended and Restated Agreement”) with Cole REIT Advisors III, LLC, the Company’s affiliated advisor (the “Advisor”).  The Amended and Restated Agreement is effective through October 1, 2011 and may be renewed for an unlimited number of successive one-year periods; however, either party may terminate the agreement, without cause or penalty, immediately upon a change of control of the Company or upon 60 days’ written notice.

The terms of Amended and Restated Agreement are the same, in all material respects, as the terms of the advisory agreement that was previously in effect between the Company and the Advisor, except the Amended and Restated Agreement revised the way in which the Advisor’s 0.5% asset management fee (the “Advisory Fee”) is calculated after such time as the Company’s board of directors is providing regular estimated valuations of the Company’s shares. The revision eliminates the provision that the Advisory Fee is based upon the greater of the aggregate book value of the Company’s invested assets or the aggregate valuation of the Company’s invested assets as reasonably estimated by the Company’s board of directors, and replaces that provision to state that the Advisory Fee will be based solely upon the aggregate valuation of the Company’s invested assets, as reasonably estimated by the Company’s board of directors.  In addition, the Amended and Restated Agreement provides that any promissory note that is issued to the Advisor in connection with the subordinated participation in net sale proceeds, the subordinated incentive listing distribution or the subordinated performance fee, as the case may be, will be non-interest bearing.

The material terms of the Advisory Agreement are qualified in their entirety by the agreement attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1  Amended and Restated Advisory Agreement by and between Cole Credit Property Trust III, Inc. and Cole REIT Advisors III, LLC, dated October 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 7, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary